Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-237419, 333-228968, 333-191605 and 333-215518 on Form S-3, and Registration Nos. 333-227913, 333-214401, 333-192800, 333-163480, 333-156444 and 333-140691 on Form S-8 of Great Elm Capital Group, Inc. of our report dated March 19, 2020 relating to the financial statements of Great Elm Capital Corp. incorporated by reference in this Annual Report on Form 10-K of Great Elm Capital Group, Inc. for the year ended June 30, 2020.

/s/ Deloitte & Touche LLP

McLean, VA

September 17, 2020